                                       Free Writing Prospectus
                                       Filed Pursuant to Rule 433
                                       Registration Statement No. 333-108839-02

From: [underwriter][personal identifying information redacted]
Sent: Thursday, December 08, 2005 2:24 PM
To: undisclosed-recipients
Subject: CMBS New Issue: BSCMS 2005-PWR10 - Classes Subject

BSCMS 2005-PWR10 - Classes Subject

The following Classes are SUBJECT:
A1
A2
A4
AM
B
C
D
E
F
G
H
J
K
X1

STATEMENT REGARDING FREE WRITING PROSPECTUS
The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov
<http://www.sec.gov>. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204. This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The Information in this free writing prospectus is preliminary and is subject to completion or change. The
Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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(3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL

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DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF
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agreement or any information about any transaction, customer account or account activity contained in this communication.
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provided at your request; it is not a confirmation. An official confirmation
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Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
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